Exhibit 10.1

HORIZON HEALTH CORPORATION

BONUS PLANS FOR EXECUTIVE OFFICERS FOR THE 2007 FISCAL YEAR

I.	Annual Bonus Eligibility

a.	James K. Newman Chairman, President and CEO:	Shall have a bonus base of one hundred percent (100%) of fiscal 2007 base salary: Eligible to earn a bonus for fiscal 2007 from zero percent (0%) to one hundred fifty percent (150%) of fiscal 2007 base salary based upon the Company’s actual audited fiscal 2007 earnings per share compared to budgeted fiscal 2007 earnings per share.

	David K. White, Ph.D. President, Contract Management Services:	Shall have a bonus base of seventy-five percent (75%) of fiscal 2007 base salary: Eligible to earn a bonus for fiscal 2007 from zero percent (0%) to one hundred percent (100%) of fiscal 2007 base salary based upon the contract management services group actual fiscal 2007 operating margin compared to the budgeted fiscal 2007 contract management services group operating margin.

	Frank J. Baumann President, Hospital Services:	Shall have a bonus base of seventy-five percent (75%) of fiscal 2007 base salary: Eligible to earn a bonus for fiscal 2007 from zero percent (0%) to one hundred percent (100%) of fiscal 2007 base salary based upon the hospital services group actual fiscal 2007 operating margin compared to the budgeted fiscal 2007 hospital services group operating margin.

	John E. Pitts Executive Vice President, Finance and CFO:	Shall have a bonus base of fifty percent (50%) of fiscal 2007 base salary: Eligible to earn a bonus for fiscal 2007 from zero percent (0%) to seventy percent (70%) of fiscal 2007 base salary based upon the Company’s actual audited fiscal 2007 earnings per share compared to budgeted fiscal 2007 earnings per share.

	Donald W. Thayer Executive Vice President, Acquisitions and Development:	Shall have a bonus base of fifty percent (50%) of fiscal 2007 base salary: Eligible to earn a bonus for fiscal 2007 from zero percent (0%) to seventy percent (70%) of fiscal 2007 base salary based upon the Company’s actual audited fiscal 2007 earnings per share compared to budgeted fiscal 2007 earnings per share.

	David K. Meyercord Executive Vice President, Administration and General Counsel:	Shall have a bonus base of fifty percent (50%) of fiscal 2007 base salary: Eligible to earn a bonus for fiscal 2007 from zero percent (0%) to seventy percent (70%) of fiscal 2007 base salary based upon the Company’s actual audited fiscal 2007 earnings per share compared to budgeted fiscal 2007 earnings per share.

b.	Bonuses will be earned on a prorated basis, with zero percent (0%) of fiscal 2007 base salary earned in the event the Company achieves less than eighty percent (80%) of the performance target for the fiscal year, one-half of the bonus base earned at eighty percent (80%) achievement, thereafter graduated up to the bonus base being earned at one hundred percent (100%) achievement of the performance target, and thereafter graduated up to respective maximum bonus potential in the event the Company achieves one hundred fifteen percent (115%) or more of the performance target.

c.	Any bonuses earned under the plan may be reduced by the Compensation Committee of the Board of Directors in its discretion.

II.	Annual Deferred Incentive Award Bonus Eligibility

The executive officers of the Company named above are also eligible to earn deferred incentive award bonuses on the following basis:

a.	For Messrs. Newman, Pitts, Thayer and Meyercord the deferred incentive award is based upon the Company’s actual audited fiscal 2007 earnings per share as compared to budgeted fiscal 2007 earnings per share. For Messrs. White and Baumann, the deferred incentive award is based upon his respective service group actual fiscal 2007 operating margins compared to budgeted fiscal 2007 service group operating margins. In the case of Mr. Newman, the deferred incentive award is earned fifty percent (50%) of base salary at eighty percent (80%) achievement graduated up to one hundred percent (100%) of base salary at one hundred percent (100%) achievement and further graduated up to one hundred fifty percent (150%) of base salary at one hundred fifteen percent (115%) or more achievement. In the case of Messrs. White and Baumann, the deferred incentive award is earned thirty-seven and one-half percent (37.5%) of base salary at eighty percent (80%) achievement graduated up to seventy-five percent (75%) of base salary at one hundred percent (100%) achievement and further graduated up to one hundred percent (100%) of base salary at one hundred fifteen percent (115%) or more achievement. In the case of Messrs. Pitts, Thayer and Meyercord, deferred incentive awards are earned on a prorated basis, with zero percent (0%) of bonus base salary earned at achievement of eighty percent (80%) or less of target; twenty-five percent (25%) of base salary earned at eighty percent (80%) achievement thereafter graduated up to fifty percent (50%) of base salary earned at one hundred percent (100%) achievement; and then further graduated up to seventy percent (70%) of base salary in the event the Company achieves one hundred fifteen percent (115%) or more of the budgeted target.

b.	Deferred incentive awards are payable in four installments with the first installment due when the financial results for the 2007 fiscal year are available and satisfaction of the respective performance targets have been approved by the Compensation Committee of the Board of Directors after the end of the 2007 fiscal year. The other three installments are payable at the end of the next three fiscal years thereafter subject to the continued employment of the officer by the Company. If the employment of the officer terminates for any reason other than death, disability or retirement, any unvested, unpaid installments are forfeited. All unvested installments, become fully vested and are payable in the event of a change in control of the Company.

c.	Each deferred incentive award (and each installment thereof) is payable one-half in cash and one-half in restricted stock. The total number of shares of restricted stock will be determined by dividing the dollar value of one-half of the total deferred incentive award that is earned by the closing stock price of the Common Stock of the Company on the last day of its 2007 fiscal year. Each installment is payable one-half in cash and one-half in restricted stock.

d.	Any deferred incentive award earned under the plan is subject to reduction by the Compensation Committee of the Board of Directors in its discretion.

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